THE VANTAGEPOINT FUNDS

                        SUPPLEMENT DATED AUGUST 21, 2001
                              TO THE PROSPECTUS AND
                   STATEMENT OF ADDITIONAL INFORMATION ("SAI")
                   DATED MAY 1, 2001 AS REVISED JUNE 15, 2001

THIS SUPPLEMENT SUPERSEDES AND REPLACES ANY EXISTING SUPPLEMENTS TO THE PROSPECTUS AND SAI, AND SHOULD BE READ IN CONJUNCTION WITH SUCH PROSPECTUS OR SAI.

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VANTAGEPOINT ASSET ALLOCATION FUND

At a meeting held on August 8, 2001, the Board of Directors of the Funds terminated the sub-advisory agreements between the Fund, VIA, and (i) Payden and Rygel Investment Counsel and (ii) Wilshire Asset Management. Mellon Capital Management Corporation will serve as the sole subadviser to the Asset Allocation Fund under a new subadvisory agreement approved by the Board. The Board of Directors also approved amended investment policies for the Fund. Therefore, the second sentence of the description of the Fund's Principal Investment Strategy on pages 3 and the last sentence in the second paragraph under Investment Strategy on page 22 should read: "Under normal circumstances the Fund invests 40% to 70% of its assets in equity securities; however the allowable equity allocation may range from 0 - 100% of Fund assets.

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The Prospectus and Statement of Additional Information are hereby amended to reflect these changes.

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               PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE